UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2004

DDi Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective November 15, 2004, Joseph P. Gisch resigned as the Chief Financial Officer of DDi Corp. (the “Company”). On November 17, 2004, Mr. Gisch entered into a Confidential Severance Agreement and General Release (the “Severance Agreement”) with the Company.

Pursuant to the terms of the Severance Agreement, Mr. Gisch will receive, less applicable withholding taxes: (1) his current monthly salary of through November 15, 2004; and (2) a lump sum payment of the amount owed to Mr. Gisch for accrued but unused vacation. Under the Severance Agreement, Mr. Gisch agreed to a general release of all claims against the Company Further, if Mr. Gisch does not revoke the release provisions of the Severance Agreement, Mr. Gisch will receive, less applicable withholding taxes: (1) a severance payment equal to his base salary for a period of 12 months, payable over a period of 12 months; (2) an amount equal to the bonus, if any, Mr. Gisch would have been entitled to receive for service through December 31, 2004 under the Company’s 2004 Senior Management Bonus Program had he remained an employee and an officer of the Company through December 31, 2004; and (3) insurance coverage through November 15, 2005, substantially similar to that which Mr. Gisch was receiving or entitled to receive immediately prior to November 15, 2004. In addition, if Mr. Gisch does not revoke the release provisions of the Severance Agreement, (1) the Company will accelerate the vesting of the following unvested stock options granted Mr. Gisch under the under the Company’s 2003 Management Equity Incentive Plan, so that all such stock options will vest immediately and become fully exercisable: (a) 23,404 Tranche A1 options (exercise price of $0.49); (b) 23,404 Tranche A2 options (exercise price of $5.00 per share); (c) 23,404 Tranche A3 options (exercise price of $5.75 per share); and (d) 20,060 Tranche A4 options (exercise price of $0.001 per share), and (2) the Company will extend the post-termination exercise period for all unexercised stock options granted to Mr. Gisch so that all such stock options will be exercisable for the period ending November 15, 2007.

Pursuant to the terms of the Severance Agreement, Mr. Gisch will act as a part-time consultant to the Company for a period of six months following his termination date, but will not be required to provide such services for more than 20 hours per week. The consulting services Mr. Gisch will provide will consist of (a) assisting the Company’s management team in guiding the Sarbanes-Oxley Section 404 certification project to completion, including through testing, remediation and issuance of opinion by the Company’s independent registered accountants; (b) otherwise assisting the Company’s new Chief Financial Officer in his transition into the Company; and (c) such additional consulting services as reasonably requested by the Company’s Chief Executive Officer in writing. As compensation for his consulting services, Mr. Gisch will receive $50,000 per month during the term of the consulting arrangement and reimbursement for all reasonable expenses, consistent with the Company’s reimbursement policy and past practices, as approved by the Company’s Chief Executive Officer in connection with the performance of the consulting services.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers

(b)	Departure of Principal Officer

Effective November 15, 2004, Mr. Gisch resigned as the Chief Financial Officer of the Company.

(c)	Appointment of Principal Officer

On November 15, 2004 the Company appointed Mikel H. Williams, age 47, as Chief Financial officer of the Company.

Before joining the Company, Mr. Williams served as President of Constellation Management Group, LLC, where he provided strategic, operational and financial consulting services to companies in the telecom, software and other technology related industries. Prior to that, Mr. Williams served as Chief Operating Officer of LNG Holdings, a European telecommunications company, where he oversaw the restructuring and sale of the business. Prior to that,

Mr. Williams served in executive positions with Global TeleSystems, Inc. and its subsidiaries. Mr. Williams began his career as a certified public accountant in the State of Maryland working as an auditor for PricewaterhouseCoopers. Mr. Williams holds a B.S. in Accounting from the University of Maryland and an M.B.A. from Georgetown University.

Mr. Williams will be paid an annual salary of $325,000, and beginning in 2005 will be eligible to participate in a senior management bonus program under which Mr. Williams may earn up to one-half of his base salary upon the achievement of certain performance objectives. Mr. Williams will be a participant in the Company’s Key Employee Severance Plan, under which he may be eligible for a severance payment of $225,000 plus 12 months’ base salary in the event of termination of his employment without Cause or resignation for Good Reason (each as defined in the Key Employee Severance Plan). The Company granted Mr. Williams 250,000 Tranche B stock options under the Company’s 2003 Management Equity Incentive Plan (the “Incentive Plan”) at an exercise price of $3.88 per share, the fair market value of a share of the Company’s common stock as defined in the Incentive Plan. The Company will also reimburse Mr. Williams for certain relocation expenses. Mr. Williams’ employment is “at will” and may be terminated any time for any reason with or without notice. Mr. Williams will not have a written employment agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Severance Agreement and General Release dated November 17, 2004 between DDi Corp. and Joseph P. Gisch.

10.2	Employment Letter dated November 1, 2004 between DDi Corp. and Mikel Williams.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: November 19, 2004	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel